Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated as of June 11, 2008 by and between Superior Essex Inc. (the “Company”) and Stephen M. Carter (“Executive”).

     WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of November 10, 2003, as amended and restated on March 10, 2006 and on March 19, 2008 (the “Original Agreement”);

     WHEREAS, the Company has, contemporaneous with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of June 11, 2008, among the Company and LS Cable, Inc. (“Parent”) (such Agreement and Plan of Merger, the “Merger Agreement”), pursuant to which an indirect wholly owned Delaware Subsidiary will merge with an into the Company and the Company will become a subsidiary of Parent; and

     WHEREAS, the Company and Executive desire to amend and restate the Original Agreement as set forth herein, effective as of the Purchase Time (as defined in the Merger Agreement);

     THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Company and Executive amend and restate the Original Agreement as follows:

1. Effectiveness; Term of Employment.

     (a) This Agreement shall only take effect subject to the occurrence of, and upon, the Purchase Time under the Merger Agreement. Upon the termination of the Merger Agreement prior to the occurrence of the Purchase Time, this Agreement shall be null and void, and the Original Agreement shall remain in effect in accordance with its terms.

     (b) Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing at the Purchase Time (the date on which the Purchase Time occurs, the “Commencement Date”) and ending on the second anniversary of the Commencement Date (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that the Employment Term shall be automatically extended for consecutive additional one-year periods, unless the Company or Executive provides the other party hereto not less than 90 days prior written notice before each scheduled expiration of the Employment Term that the Employment Term shall not be so extended. The occurrence of a Change in Control (as defined herein) shall not affect the Employment Term.

2. Position.

     (a) During the Employment Term, Executive shall serve as the Chief Executive Officer (“CEO”) of the Company. In such position, Executive shall have such duties and authority, consistent with such position with the Company, as shall be determined from time to time by the Board of Directors of the Company (the “Board”) and Parent. During the Employment Term, Executive also shall serve as a member of the Board without additional compensation.

     (b) During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere, in any significant respect, with the rendition of such services either directly or indirectly, without the prior written consent of the Board. The current outside positions of Executive are listed on Exhibit A attached hereto. Notwithstanding the foregoing, Executive may, without the prior approval of the Board, (i) make and manage personal business investments of Executive’s choice (and, in so doing, may serve as an officer, director, agent or employee of entities and business enterprises that are related to such personal investments) and (ii) serve in any capacity with any civic, educational or charitable organization or any governmental entity or trade association; provided that in each case, and in the aggregate, such activities do not conflict or interfere, in any significant respect, with the performance of Executive’s duties hereunder or conflict with Section 9.

     3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $840,000, payable in regular installments in accordance with the Company’s usual payment practices (but not less often than monthly). Executive’s base salary shall be reviewed annually by the Board, and Executive shall be entitled to such increases in the base salary, if any, as may be determined from time to time in the sole discretion of the Board. Once increased, such base salary shall not be decreased. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

4. Bonuses.

     (a) Signing Bonus. On the later of (i) January 2, 2009 or (ii) the third business day following the Commencement Date, the Company shall pay to Executive a signing bonus equal to three million four hundred sixty five thousand dollars ($3,465,000) (the “Signing Bonus”).

     (b) Retention Bonus. On the date that is eighteen (18) months following the Commencement Date (the “Retention Bonus Payment Date”), the Company shall pay to Executive a retention bonus equal to one million one hundred fifty five thousand dollars ($1,155,000) (the “Retention Bonus”), subject to Executive’s continued employment with the Company through the Retention Bonus Payment Date.

     (c) Annual Bonus. With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) based upon the achievement of certain performance targets, as reasonably established by the Board in good faith after consultation with Executive; provided, however, that Executive shall have a target Annual Bonus of 100% of the Base Salary, subject to Executive’s achievement of such performance targets; and provided, further, that Executive’s minimum bonus amount for calendar year 2008 shall be equal to 100% of Base Salary, it being understood that entitlement to payment of such minimum amount shall be subject to continued employment through December 31, 2008, provided, further, that if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason prior to December 31, 2008, the Executive shall be paid an amount equal to the product of (x) 100% of Base Salary and (y) a fraction, the numerator of which is the number of days in calendar year 2008 through the Date of Termination and the denominator of which is 365 (the “2008 Pro Rata Bonus”).

     5. Long-Term Incentive Arrangements. The Board shall establish a long-term cash incentive award program (the “LTIP”) based on the achievement of certain performance targets during the performance period not to exceed five years established by the Board in good faith after consultation with Executive commencing with 2009. Such performance targets shall be established by the Board in good faith after consultation with Executive prior to January 1, 2009. Executive’s target payout under such plan shall be equal to the product of 250% of Base Salary for each year of the performance period.

     6. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively, the “Employee Benefits”), on the same basis as those benefits generally are made available to other senior executives of the Company, commensurate with Executive’s position with the Company. The Company shall honor its obligations under its Amended and Restated Senior Executive Retirement Plan as in effect on the date hereof (the “SERP”) and shall maintain the SERP without amendment adverse to Executive at least through the end of calendar year 2008.

7. Business Expenses and Perquisites.

     (a) Business and Other Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies; provided, however, (i) Company shall pay the expenses not later than the end of the calendar year following the calendar year in which the expenses are incurred, (ii) the amount of such expenses that Company is obligated to pay in any given calendar year shall not affect the expenses that Company is obligated to pay in any other calendar year, and (iii) Executive’s right to have Company pay such expenses may not be liquidated or exchanged for any other benefit.

     (b) Perquisites. While employed hereunder, Executive shall be entitled to (i) any perquisites that generally are made available to other senior executives of the Company and (ii) those perquisites set forth on Exhibit B attached hereto.

     8. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason in the manner provided herein upon 60 days’ notice. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates. Subject to Section 12(h) hereof, whenever this Agreement provides for the payment of a lump sum benefit following termination of employment, such payment shall be made within 30 days after the employment termination date, subject to the execution and non-revocation of the release referred to in Section 8(h).

     (a) By the Company for Cause or Resignation by Executive without Good Reason.

     (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon Executive’s resignation without Good Reason; provided, however, that Executive will be required to give the Company at least 60 days advance written notice of a resignation without Good Reason.

     (ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s continued willful failure substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to Executive of such failure, (B) dishonesty in the performance of Executive’s duties hereunder, (C) Executive’s conviction of, or plea of guilty or nolo contendere to, a crime constituting (y) a felony under the laws of the United States or any state thereof or (z) a misdemeanor involving misconduct by Executive in his personal or professional conduct punishable by imprisonment of more than three days or a fine in excess of $5,000 (other than a traffic violation), which is reasonably likely to damage the business, prospects or reputation of the Company or any of its affiliates in any respect, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is injurious (other than in some immaterial or de minimis respect) to the financial condition or business reputation of the Company or any of its affiliates or (E) Executive’s breach of the provisions of Section 9 or 10 of this Agreement (other than a breach which is insubstantial and insignificant, taking into account all of the circumstances); provided, however, that any event described in clauses (A), (B) and (D) of this Section 8(a)(ii) shall constitute Cause only if Executive fails to cure such event, to the reasonable satisfaction of the Board, within 10 days after receipt from the Company of written notice of the event which constitutes Cause.

     (iii) If Executive’s employment is terminated by the Company for Cause or if Executive resigns without Good Reason:

(A) Executive shall be entitled to receive:

(I) the Base Salary through the date of termination;

     (II) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

     (III) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination;

     (IV) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company or any of its affiliates, including, without limitation, any vested accrued benefit under the SERP; and

     (V) The Signing Bonus, if not theretofore paid (the amounts described in clauses (I) through (V) hereof being referred to as the “Accrued Rights”); and

     (B) With respect to the LTIP (I) in the event that the Company terminates Executive’s employment for Cause, Executive shall forfeit all rights and entitlements with respect to such award, whether or not vested, as of the date of termination of his employment and (II) in the case of Executive’s resignation without Good Reason, the vested portion of Executive’s award under the LTIP as of the date of termination of his employment shall be paid to Executive, in accordance with and subject to the terms of the LTIP, on the date on which the LTIP payment is paid to active participants in the LTIP, and Executive shall forfeit all rights to the unvested portion of such award.

     Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), or Sections 12(h), (l), (n) and (o), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death.

     (i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death, and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore reasonably likely to be unable for a period of six consecutive months or for an aggregate of nine months in any twelve consecutive month period to perform Executive’s material duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

     (ii) Upon termination of Executive’s employment hereunder for Disability or death:

     (A) Executive or Executive’s estate (as the case may be) shall be entitled to receive

(I) the Accrued Rights; and

     (II) an Annual Bonus for the fiscal year in which Executive’s termination occurs, payable in a lump sum payment within 30 days after the date of termination, equal to the greater of (i) a pro-rata portion of Executive’s target Annual Bonus for such year (determined by multiplying the target Annual Bonus by a fraction, the numerator of which is the number of days during the performance year that Executive is employed by the Company and the denominator of which is 365), or (ii) such other amount as may be provided in the Company’s annual bonus plan for the fiscal year in which Executive’s termination occurs

     (B) If such termination occurs prior to the end of calendar year 2008, Executive shall receive an amount under the SERP equal to the amount to which Executive would have been entitled had Executive remained employed through the end of calendar year 2008 and had Executive’s compensation during such period been that required by Sections 3 and 4(b) (the “SERP Benefits”); and

     (C) With respect to the LTIP, the vested portion of Executive’s award under the LTIP as of the date of termination of his employment shall be paid to Executive (including without limitation any Interim LTIP Payout), in accordance with and subject to the terms of the LTIP, on the date(s) on which the LTIP payments are paid to active participants in the LTIP, and Executive shall forfeit all rights to the unvested portion of such award; provided, that for purposes of determining the vested portion of the LTIP award under this paragraph (B), Executive shall be given credit for one additional year of service.

     Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), or Sections 12(h), (l), (n) and (o), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     (c) By the Company without Cause or Resignation by Executive for Good Reason.

     (i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or by Executive’s resignation for Good Reason.

     (ii) For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent, (A) a reduction, which either alone or when taken together with all other such reductions, equals more than 10 percent of Executive’s Base Salary as then in effect, (B) a reduction, which either alone or when taken together with all other such reductions, equals more than 10 percent of Executive’s annual bonus opportunity or a material reduction by the Company of benefits to which Executive is entitled (other than an overall reduction in benefits that affects substantially all full-time employees of the Company), (C) Executive’s removal from the position of CEO of the Company, (D) a material adverse change in Executive’s authority, duties and responsibilities from those in effect immediately following the Commencement Date, (E) a relocation of Executive’s principal place of employment with the Company of more than 35 miles from the Atlanta, Georgia metropolitan area, (F) the Company’s failure to pay amounts to which Executive is entitled under this Agreement, or (G) the Company’s giving written notice that it elects not to extend the Employment Term pursuant to Section 1 of this Agreement (but this clause (G) shall apply only if Executive would be less than age 62 at the end of the Employment Term); provided that any event described in clauses (A) through (F) above shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; and provided, further, that Good Reason shall cease to exist for an event described in clauses (A) through (F) above one hundred eighty (180) days following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

     (iii) Other than as provided in Section 8(c)(iv) below, if Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason:

(A) Executive shall be entitled to receive

(I) the Accrued Rights;

     (II) within 30 days following the date of termination, a lump sum severance payment equal to (a) if such termination of employment occurs before the Retention Bonus Payment Date, the Retention Bonus or (b) the product of (i) (A) if such termination of employment occurs on or after the Retention Bonus Payment Date and on or prior to the second anniversary of the Commencement Date, 0 or (B) if such termination of employment occurs after the second anniversary of the Commencement Date, 2 and (ii) the sum of (A) Executive’s then Base Salary plus (B) Executive’s target Annual Bonus for the fiscal year in which Executive’s termination pursuant to this Section 8(c)(iii) occurred; provided, that the amount described in this clause (II) shall be in lieu of any other cash severance payable to Executive under any other plans, programs or arrangements of the Company or its affiliates (but excluding the SERP) up to the amount described in this clause (II); and

     (III) subject to Executive’s continued compliance with the provisions of Sections 9 and 10 of this Agreement (other than a breach that is insubstantial and insignificant, taking into account all of the circumstances), for a number of years following the date of termination of employment equal to (i) if such termination of employment occurs on or before the second anniversary of the Commencement Date, 2.75, or (ii) if such termination of employment occurs after the second anniversary of the Commencement Date, 2 (the “Welfare Benefits Continuation Period”), continued participation in the health and welfare plans maintained by the Company or any of its affiliates as in effect from time to time during the Welfare Benefits Continuation Period, on the same basis as the Company and its affiliates provides such plans for its then actively employed executives (which may include, without limitation, medical, dental, disability and life insurance), and the Company and Executive shall share the costs of the continuation of such coverage in the same proportion as such costs were shared immediately prior to Executive’s termination; provided, however, that (i) such participation shall terminate, or the benefits under such plan shall be reduced, if and to the extent Executive becomes covered (or is eligible to become covered) during such period by

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plans of a subsequent employer or other entity to which Executive provides services providing comparable benefits or if Executive fails to pay any required contribution or premium, (ii) during the Welfare Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits to be provided in any other calendar year, and (iii) the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. With respect to the health benefits provided during the Welfare Benefits Continuation Period, (i) Executive shall make a timely election to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (ii) Executive shall pay the full monthly premium cost of medical coverage during the Welfare Benefit Continuation Period, which monthly premium cost shall be the monthly COBRA premium during the COBRA health care continuation coverage period under section 4980B of the Code or, after the COBRA continuation period, such amount as is equal to the Company’s deemed cost of such medical coverage for Executive which shall be determined actuarially by the Company’s advisors (the “Applicable Premium”); (iii) during the Welfare Benefit Continuation Period, the Company shall pay the Executive an amount equal to the 135% of the Applicable Premium described above (the “Advance Premium”), as in effect from time to time, which, subject to Section 13(d), shall be made in advance on the first business day of each month, commencing with the month immediately following the Executive’s date of termination, provided that, subject to Section 13(d), the first such payment shall be made within thirty (30) days after the Executive’s termination date. The Employer shall have no further obligation to pay the Advance Premium after the earlier of: (A) Executive ceasing to participate in the health and welfare plans maintained by the Company or any of its affiliates as in effect from time to time during the Welfare Benefits Continuation Period and (B) the end of the Welfare Benefit Continuation Period. Such coverage shall be credited against the time period that Executive and Executive’s dependents are entitled to receive continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Executive’s rights pursuant to this Section 8(c)(iii)(A)(III)) shall not be subject to liquidation or exchange for another benefit; and

     (IV) if such termination occurs during calendar year 2008, the 2008 Pro Rata Bonus; and

(V) the SERP Benefits; and

     (B) With respect to the LTIP, the vested portion of Executive’s award under the LTIP as of the date of termination of his employment shall be paid to Executive (including without limitation any Interim LTIP Payout), in accordance with and subject to the terms of the LTIP, on the date(s) on which the LTIP payments are paid to active participants in the LTIP, and Executive shall forfeit all rights to the unvested portion of such award; provided, that for purposes of determining the vested portion of the LTIP award under this paragraph (B), Executive shall be given credit for a number of additional years of service equal to (i) if such termination of employment occurs on or before the second anniversary of the Commencement Date, 2.75, or (ii) if such termination of employment occurs after the second anniversary of the Commencement Date, 2.

     (iv) Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 8(c), or Sections 12(h), (l), (n) and (o), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     (d) Effect of a Change in Control on LTIP Awards. Notwithstanding the provisions of subsection (c) above, upon a Change in Control, Executive’s outstanding LTIP award shall be fully vested. For purposes of this Agreement, the term Change in Control means:

(i) any “person” as such term is used in Sections 13(d) and 14(d) of the 1934 Act (other than Parent or any person controlled, directly or indirectly, by Parent or any trustee (the “Parent Group”) or other fiduciary holding securities under any employee benefit plan of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities (including, without limitation, securities owned at the time of any increase in ownership); or

(ii) the sale of all or substantially all of the assets of the Company to, any other corporation or other entity, other than a member of the Parent Group.

     (e) Expiration of Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9, 10, 11 and 12(n) of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder; and provided further that if Executive shall have given notice of intent to resign for Good Reason pursuant to clause 8(c)(ii)(G) as a result of the Company’s election not to extend the Employment Term, the provisions of Section 8(c) and Sections 12(h), (l) and (o) shall continue to apply with respect to such resignation.

     (f) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 12(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

     (g) Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates. Executive agrees to execute any documentation reasonably requested by the Company to evidence such resignation, but Executive’s failure to comply shall not affect the resignation, which is automatic.

     (h) Execution of Release of All Claims. Upon termination of Executive’s employment for any reason, Executive agrees to execute a release of all claims against the Company and its shareholders, and any of their respective subsidiaries, affiliates, shareholders, partners, directors, officers, employees and agents (the “Protected Group”), substantially in the form attached hereto as Exhibit C. Notwithstanding anything set forth in this Agreement to the contrary, upon termination of Executive’s employment for any reason, Executive shall not receive any payments or benefits to which Executive may be entitled hereunder (other than those which by law cannot be subject to the execution of a release) if Executive fails to execute and not revoke such release within 20 days following the date of termination.

     (i) Recoupment Policy. Executive acknowledges and agrees that any incentive compensation he receives from the Company, pursuant to an incentive program of the Company becoming effective on or after January 1, 2008, will be subject to recoupment pursuant to the terms of that certain Incentive Compensation Recoupment Policy adopted by the Compensation Committee of the Board on March 6, 2008, or any replacement policy or policies adopted by the Board or the Compensation Committee setting forth standards for seeking the return (recoupment) from executive officers of incentive payments if such payments were inflated due to financial results that are later restated; provided that any such replacement policy that would have a material adverse affect on Executive shall only be effective prospectively.

9. Non-Competition.

     (a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

     (i) During the Employment Term and, for a period of twenty four months following the date Executive ceases to be employed by the Company for any reason, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the wire or cable business of any client or prospective client:

     (A) with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive’s termination of employment;

     (B) with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year period immediately preceding Executive’s termination of employment; or

     (C) for whom Executive had direct or indirect responsibility during the one-year period immediately preceding Executive’s termination of employment.

     (ii) During the Employment Term and, for a period of twenty four months following the date Executive ceases to be employed by the Company for any reason, Executive will not directly or indirectly:

     (A) engage in any business that manufactures or distributes wire or cable in any geographical area that is within 100 miles of any geographical area where the Company or its affiliates manufactures or distributes wire or cable (a “Competitive Business”);

     (B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

     (C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

     (D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

     (iii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

     (iv) During the Employment Term and, for a period of twelve months following the date Executive ceases to be employed by the Company for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

     (A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

     (B) hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

     (v) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

     (b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Executive agrees to cooperate in good faith with Parent in any valuation of the covenants under this Section 9 for purposes of Section 280G of the Code.

10. Confidentiality and Non-Disparagement.

(a) Confidentiality.

     (i) Executive will not at any time (whether during or after Executive’s employment with the Company) (y) retain or use for the benefit, purposes or account of Executive or any other Person, or (z) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

     (ii) “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (B) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (C) required by law to be disclosed; provided, however, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate (at the Company’s expense) with any attempts by the Company to obtain a protective order or similar treatment.

     (iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall: (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company (at the Company’s expense) regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b) Non-Disparagement.

     (i) Executive shall not at any time make any oral or written statement about the Company, its affiliates or its shareholders, regarding any of the foregoing’s financial status, business, compliance with laws, ethics, shareholders, partners, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, which is intended or reasonably likely to disparage any member of the Protected Group, or otherwise degrade any member of the Protected Group’s reputation in the business, industry or legal community in which any such member operates; provided that Executive shall be permitted to (A) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, (B) issue any press release or public statement regarding the fact of a termination of Executive’s employment, (C) defend himself against any statement made by the Company that is intended or reasonably likely to disparage Executive or otherwise degrade Executive’s reputation in the business, industry or legal community in which Executive operates, only if Executive reasonably believes that the statements made in such defense are not false statements and (D) provide truthful testimony in any legal proceeding.

     (ii) The Company shall not issue any press release or make any public statement about Executive which is intended or reasonably likely to disparage Executive, or otherwise degrade Executive’s reputation in the business or industry in which Executive operates; provided that the Company shall be permitted to (A) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, (B) issue any press release or public statement regarding the fact of a termination of Executive’s employment, (C) defend itself against any statement made by Executive that is intended or reasonably likely to disparage any member of the Protected Group or otherwise degrade any member of the Protected Group’s reputation in the business, industry or legal community in which such member of the Protected Group operates, only if the Company reasonably believes that the statements made in such defense are not false statements and (D) provide truthful testimony in any legal proceeding.

     (c) Survival. The provisions of this Section 10 shall survive the termination of Executive’s employment for any reason.

     11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. Miscellaneous.

     (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

     (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

     (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     (e) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company and which assumes in writing, or by operation of law, the obligations of the Company hereunder. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity; provided, however, that, unless Executive consents to such assignment (which consent shall not be unreasonably withheld), the Company shall remain secondarily liable for any obligations hereunder.

     (f) No Set-Off; No Duty to Mitigate. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement or otherwise, nor shall the amount of any payment or benefits provided hereunder be reduced by any compensation earned by Executive as a result of employment by another employer except as provided in Section 8(c)(iii)(A)(III).

     (g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     (h) Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A -3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

     (i) if the payment or distribution is payable in a lump sum, Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service; and

     (ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.

     For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by Parent, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Parent Group, including this Agreement.

     The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on Executive pursuant to Section 409A of the Code.

     (i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company: 150 Interstate North Parkway Atlanta, Georgia 30339 Attention: Board Chair Copy to: General Counsel If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

     (j) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

     (k) Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (other than the SERP and the rights of Executive under such plan shall not be effected or limited by this Agreement).

     (l) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations under this Section 12(l) at the request of the Company and, following Executive’s termination of employment hereunder, the Company shall pay Executive a fee at an hourly rate of $300 for Executive’s performance of obligations under this Section 12(l) at the request of the Company; provided that (i) Executive is not receiving any payments pursuant to Section 8(c) of this Agreement at the time of Executive’s performance of such obligations and (ii) Executive’s cooperation is not in connection with any action, suit or proceeding in respect of which the Company is providing or has provided any payments pursuant to Section 12(n) of this

Agreement. If Executive is entitled to be paid or reimbursed for any expenses under this Section 12(l), the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights to payment or reimbursement of expenses pursuant to this Section 12(l) shall expire at the end of 15 years after the date of termination of Executive’s employment and shall not be subject to liquidation or exchange for another benefit.

     (m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     (n) Indemnification. In the event Executive is made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive is or was performing services under this Agreement or as an employee, officer or director of the Company, then, to the fullest extent permitted by applicable law, the Company shall indemnify Executive against all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. Such indemnification shall continue as to Executive even if Executive has ceased to be an employee, officer or director of the Company and shall inure to the benefit of Executive’s heirs and estate. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company will engage competent legal representation, and Executive agrees to use the same representation at the Company’s expense; provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys’ fees of such separate counsel (subject to Section 12(o)). In addition, the Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive that is no less favorable than the policy covering other directors and senior officers of the Company from time to time (or, to the extent more favorable to Executive and if such coverage is available on commercially reasonable terms, the policy covering other directors and senior officers as of the date hereof).

     (o) Legal Fees. In the event of any dispute regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement) the Company shall pay as incurred (within 10 days following the Company’s receipt of an invoice from Executive) at any time, all reasonable attorneys’ fees and other costs and expenses incurred in connection with such dispute (regardless of the outcome thereof), together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, other than to the extent such fees, costs or expenses relate to claims or defenses by the Executive that are frivolous or not made in good faith. The reimbursement of such fees and other costs and expenses must be made no later than March 15 of the year after the year in which the fees and other costs and expenses were incurred; provided, that Executive shall have submitted in invoice for such fees, costs and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees, costs and expenses were incurred. Executive’s rights pursuant to this Section 12(o) shall expire at the end of 15 years after the date of termination of Executive’s employment and shall not be subject to liquidation or exchange for another benefit. The amount of such legal fees and expenses that Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that Company is obligated to pay in any other calendar year.

     (p) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     13. Authority. This Agreement has been duly approved and authorized by all necessary action of the Company.

     14. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 14(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 4(a) and (ii) Section 8(c)(iii)(B). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 14(a). The Company’s obligation to make Gross-Up Payments under this Section 14 shall not be conditioned upon Executive’s termination of employment.

     (b) Subject to the provisions of Section 14(c), all determinations required to be made under this Section 14, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company; provided, (i) the Company shall pay the fees and expenses of the

Accounting Firm not later than the end of the calendar year following the calendar year in which the related work is performed or the expenses are incurred by the Accounting Firm (ii) the amount of the Accounting Fees that the Company is obligated to pay in any given calendar year shall not affect the Accounting Fees that the Company is obligated to pay in any other calendar year, and (iii) the Executive’s right to have the Company pay such fees and expenses may not be liquidated or exchanged for any other benefit. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 14(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

     (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

     (i) give the Company any information reasonably requested by the Company relating to such claim,

     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

     (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

     (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses; provided, (i) the Company shall pay the costs and expenses not later than the end of the calendar year following the calendar year in which the costs and expenses are incurred, (ii) the amount of such costs and expenses that the Company is obligated to pay in any given calendar year shall not affect the costs and expenses that the Company is obligated to pay in any other calendar year, and (iii) the Executive’s right to have the Company pay such costs and expenses may not be liquidated or exchanged for any other benefit. Without limitation on the foregoing provisions of this Section 14(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive’s behalf pursuant to Section 14(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 14(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive’s behalf pursuant to Section 14(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     (e) Any Gross-Up Payment, as determined pursuant to this Section 14, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination; provided, however, that, the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 14(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 14, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

     (f) Definitions. The following terms shall have the following meanings for purposes of this Section 14:

     (i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

     (ii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

     (iii) A “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

     (iv) The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(signatures on following page)

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Superior Essex Inc.	EXECUTIVE

/s/ David S. Aldridge David S. Aldridge Chief Financial Officer	/s/ Stephen M. Carter Stephen M. Carter

EXHIBIT A

CURRENT POSITIONS

True Position – Director
The Corporate Executive Board Company – Director

EXHIBIT B

PERQUISITES

(1)	The Company shall provide a car allowance to Executive in the amount of $1,500 per month (which is intended to be inclusive of any income taxes owed by Executive as a result of all or any portion of this allowance being determined to be compensation to Executive and Executive will not receive additional compensation to reimburse Executive for taxes with respect to the allowance). Executive shall be responsible for all costs of operating and maintaining the vehicle, including insurance, title, taxes and fuel. Subject to compliance with the Company’s policies, the Company will reimburse or pay deductible business expenses related to the use of the vehicle, subject to Company policies, such as parking fees and fuel for business mileage.

(2)	The Company shall reimburse Executive, in accordance with the Company’s telecommunications policy, for the telecommunications and computing costs to provide Executive with an effective office capability at home and while traveling.

(3)	The Company agrees to pay the first $7,500 of reasonable expenses incurred by Executive per year for financial planning and counseling in accordance with the Company’s policy. Any expenses in excess of $7,500 per year shall be borne by Executive.

Notwithstanding the foregoing, (i) Company shall pay such reimbursements not later than the end of the calendar year following the calendar year in which the expenses are incurred, (ii) the amount of such expenses that Company is obligated to pay in any given calendar year shall not affect the expenses that Company is obligated to pay in any other calendar year, and (iii) Executive’s right to have Company pay such expenses may not be liquidated or exchanged for any other benefit.

EXHIBIT C

RELEASE

     In exchange for a portion of the benefits described in the attached Amended and Restated Employment Agreement dated as of June 11, 2008 (the “Agreement”), to which I agree I am not otherwise entitled, I hereby release Superior Essex Inc. (the “Company”), its respective affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers, past, present and future (the “Released Parties”) from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release in connection with, or in any way related to or arising out of, my employment or termination of employment with the Company; provided that such released claims shall not include any claims to enforce my rights (i) under, or with respect to, the Agreement, (ii) to indemnification provided at law or pursuant to the Company’s (or an affiliate’s) By-Laws or insurance or to directors’ and officers’ liability or employment practices insurance coverage, (iii) under COBRA or my vested rights under benefit or incentive plans; or (iv) as a stockholder. Notwithstanding the generality of the preceding sentence, such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including, but not limited to, any claims arising from or derivative of my employment with the Company, as well as any and all claims under state contract or tort law or otherwise.

     I hereby represent that I have not filed any action, complaint, charge, grievance or arbitration against the Company or the Released Parties.

     I understand and agree that I must forever continue to keep confidential all proprietary or confidential information which I learned while employed by the Company, whether oral or written and as defined in the Agreement (“Confidential Information”) and shall not make use of any such Confidential Information on my own behalf or on behalf of any other person or entity, except as specifically authorized by the Agreement.

     I expressly understand and agree that the Company’s obligations under this Release and the Agreement are in lieu of any and all other amounts to which I might be, am now or may become entitled to receive from any of the Released Parties upon any claim whatsoever.

     I understand that I must not disclose the terms of this Release and the Agreement to anyone other than my immediate family, financial advisors (if any) and legal counsel and that I must immediately inform my immediate family, financial advisors (if any) and legal counsel that they are prohibited from disclosing the terms of this Release and the Agreement.

     It is understood that I will not be in breach of the nondisclosure provisions of this Release if I am required to disclose information pursuant to a valid subpoena or court order, provided that I notify the Company (to the attention of the General Counsel of the Company) as soon as practicable, but prior to the time in which I am required to disclose information, that I have received the subpoena or court order which may require me to disclose information protected by this Release. Notwithstanding the foregoing, I also may disclose the terms of this Release to government taxing authorities and/or the SEC.

     I agree that any violation or breach by me of my nondisclosure obligations, without limiting the Company’s remedies, shall give rise on the part of the Company to a claim for relief to recover from me, before a court of competent jurisdiction, any and all amounts previously paid to or on behalf of me by the Company pursuant to Section 8 of the Agreement, but shall not release me from the performance of my obligations under this Release.

     I will not apply for or otherwise seek employment with the Released Parties without their written consent.

     I have read this Release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. I also understand that I have a period of 7 days after signing this Release within which to revoke my agreement, and that neither the Company nor any other person is obligated to provide any benefits to me pursuant to the Agreement until 8 days have passed since my signing of this Release without my signature having been revoked. I understand that any revocation of this Release must be received by the General Counsel of the Company within the seven-day revocation period. Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily. I represent and acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties or by any other individual to influence me to sign this Release, except such statements as are expressly set forth herein or in the Agreement.

This Release is final and binding and may not be changed or modified.

__________________ DATE	___________________________ Stephen M. Carter